SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.D. 20549

                               FORM 8-K

                         CURRENT REPORT PURSUANT
                      TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


Date of earliest event reported:  May 18, 2000

TV COMMUNICATIONS NETWORK, INC.
(a Colorado Corporation)

I.R.S. Employer Identification Number 84-1062555

10020 E. Girard Avenue, #300
Denver, Colorado 80231
Telephone:  (303) 751-2900

Investor relations contact:

Kenneth D. Roznoy, Vice President of Business Development
10020 E. Girard Avenue, #300
Denver, Colorado 80231
Telephone:  (303) 751-2900

Item 1.   Not Applicable

Item 2.   Not Applicable

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Item 4.   Not Applicable

Item 5.

The Company announced today that it had received a $150 million funding commitment for the Company's wholly-owned subsidiary, Reema International Corp. Please see the Press Release attached as Exhibit A to this 8K Report which is incorporated herein by reference.

Item 6.   Not Applicable

Item 7.   Not Applicable

Item 8.   Not Applicable

Item 9.   Not Applicable

SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TV COMMUNICATIONS NETWORK, INC.

Date:  May 18, 2000

/ss/Omar A. Duwaik
Omar A. Duwaik
PRESIDENT/CEO

/ss/Kenneth D. Roznoy
Kenneth D. Roznoy
VICE PRESIDENT/BUSINESS DEVELOPMENT


                              EXHIBIT A

                           PRESS RELEASE

Denver, CO May 18, 2000, TV Communications Network, Inc. ("TVCN") announced today that its wholly-owned subsidiary, Reema International Corp., entered into an agreement with a private investor, the identity of which remained confidential, to participate in the funding of Reema's Project in Trinidad, Latin America.

Omar Duwaik, president of TVCN, and the Chairman of Reema, said, "The amount of funding agreed upon is $150.0 million. This will set the stage for TVCN to commence undertaking a series of actions towards the implementation of the Project, which entails the construction and operation of a Gas-To-Liquids ("GTL") Plant. Depending upon time of completion, the proposed plant may be the first commercial GTL plant of its kind in the world."

According to TVCN's documents filed with the SEC, under an agreement signed last year between Reema and the Government of Trinidad and Tobago, Reema will construct, own and operate the GTL Plant in Trinidad, while the Government will supply natural gas to the Plant over a period of at least 20 years. The Plant is expected to convert natural gas to high quality finished petroleum products such as sulfar-free and aromatics-free diesel, jet fuels, naphtha and other conventional commodities. The capital cost of the Plant is estimated at $300.0 million. Reema has been developing its proprietary GTL technology since 1993.

Kenneth D. Roznoy, Vice President - Business Development, said, "The signing of the $150.0 million financing agreement will allow TVCN to immediately begin the process of finalizing and executing agreements with certain potential strategic partners for the execution of the Project, some of which agreements have been under negotiation for about two years."

TVCN is a publicly-traded company on the Electronic Bulletin Board under the symbol "TVCN". In addition to the gas and oil business, TVCN is involved in microwave communications. For more information contact Kenneth D. Roznoy at 303 7516100 or Fax 303 7511081.